Exhibit 10.3

Description of Modifications of Award Agreements

On August 2, 2016, the Board of Directors approved the following modifications of all outstanding equity awards for owner-associates to accelerate vesting of all unvested equity if an owner-associate dies or is permanently disabled. Equity awards outstanding on that date have been amended in the following manner:

Amendments to Time-Vesting Awards

For outstanding stock awards that vest based on an owner-associate’s continued service only (and do not contain a performance-vesting feature), those awards will now vest 100% if the owner-associates’ employment terminates due to disability or death.

Amendments to Performance-Vesting Awards

For outstanding stock awards that vest based on an owner-associates’ continued service and the achievement of a performance goal or goals, if employment terminates due to disability or death, an owner-associates will not forfeit those awards upon termination, but instead will continue to vest as if the owner-associates remained employed with First Data for three years following disability or death. All of the other terms of the owner-associates’ awards will continue to apply following termination.

Stock Options

For owner-associates’ outstanding stock options, in addition to the amendments to the vesting terms described above, if an owner-associates’ employment terminates due to disability or death, an owner-associates’ vested options will now remain exercisable for three years following disability or death (but not later than the original option period).

No Other Changes

Except as described above, an owner-associates outstanding award under the 2007 Stock Incentive Plan and the 2015 Omnibus Incentive Plan remain unchanged.